Exhibit 10.2

Financial Services Team Business Banking Level 11 1 Churchill Place London E14 5HP

Tel: 020 7116 1000 Fax: 020 7116 7645

www.barclays.com
7th May 2008
PRIVATE AND CONFIDENTIAL
The Directors
Cash America International Inc
1600 West 7th Street
Fort Worth
Texas
76102
United States
Our ref. DS/NT/s2.1
Dear Sirs,
Business Overdraft Facility Letter
Barclays Bank PLC (the “Bank”) agrees to provide Cash America International Inc (the “Borrower”) with an Overdraft Facility (the “Facility”) subject to the terms and conditions stated below.
Overdraft amount
£2,500,000
Purpose
The Facility will be used for financing the operations of CashEuroNet UK LLC.
Term
The Facility is repayable on demand and/or any undrawn portion of the Overdraft Facility may be cancelled by the Bank at any time. However, the Bank may review the Facility from time to time and the Bank will write to the Borrower if the Bank decides to vary the terms of this letter.
The Bank may at any time following demand convert any amounts outstanding under the Overdraft Facility together with accrued interest into sterling and the Borrower shall then become liable to pay the Bank the relevant sterling amount together with all costs and expenses incurred by the Bank.
Interest
Interest on the Overdraft Facility will be charged at 1.00% per annum above the Bank’s Base Rate (currently 5.50%) giving an effective rate of 6.50%, varying in line with changes in Base Rate. Variations in Base Rate are published in the National Press.
Borrowings in excess of the agreed Overdraft Facility will be charged at 2.00% per annum above the Bank’s Base Rate. Advice of this interest rate does not constitute an agreement by the Bank to allow borrowings in excess of the agreed Overdraft Facility.
Interest charges may be incurred if payments are made from the Borrower’s account before cheques paid in have cleared. If the resultant cleared balance is within the Borrower’s limit, the interest rate agreed for the Borrower’s Overdraft Facility will apply — otherwise interest will be at the rate for unauthorised borrowing.

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Interest will be charged on a quarterly basis and debited to the Borrower’s current account on the Bank’s usual charging dates.
Charges/Fees
An arrangement fee of £5,000 is payable upon acceptance of this facility letter and will be debited to the Borrower’s current account.
If the Borrower’s account exceeds the agreed overdraft limit without prior arrangement, separate additional charges will normally be incurred.
Account entry and general service charges which apply to the Borrower’s account are detailed in the Borrower’s tariff advice, a further copy is available upon request.
Security
At the date of this letter, the Facility is unsecured.
Set-off
Any sum of money at any time standing to the credit of the Borrower with the Bank in any currency upon any account or otherwise may be applied by the Bank, at any time after a demand by the Bank (without notice to the Borrower), in or towards the payment or discharge of any indebtedness now or subsequently owing to the Bank by the Borrower and the Bank may use any such money to purchase any currency or currencies required to effect such application.
Indemnity
The Borrower shall indemnify the Bank on demand (without prejudice to the Bank’s other rights) for any expense, loss or liability incurred by the Bank in consequence of any default or delay by the Borrower in the payment of any amount when due under this facility letter.
If, for any reason, any amount payable under this facility letter is paid or is recovered in a currency (the “other currency”) other than that in which it is required to be paid (the “contractual currency”), then, to the extent that the payment to the Bank (when converted at the then applicable rate of exchange) falls short of the amount unpaid under this facility letter, the Borrower shall, as a separate and independent obligation, fully indemnify the Bank on demand against the amount of the shortfall. For the purposes of this clause the expression “rate of exchange” means the rate at which the Bank is able as soon as practicable after receipt to purchase the contractual currency in London with the other currency.
Change of Currency
If all or part of the Facility is denominated in the currency of a state which adopts the euro as its currency after the date of this facility letter, the Bank shall be entitled to make such changes as it reasonably considers are necessary to reflect the changeover to the euro (including, without limitation, the rounding (up or down) of fixed monetary amounts to convenient fixed amounts in euro and amending any provisions to reflect the market conventions for a facility of the kind contemplated in this facility letter).

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Information Requirements/Special Conditions
The Borrower undertakes to provide to the Bank:
(a)	copies of the annual 10K SEC filing of the Borrower as soon as they are available and not later than 120 days from the end of each accounting reference period.

(b)	copies of the quarterly 10Q SEC filing of the Borrower (except for the last quarter of the financial year) to be received within 60 days of the relevant quarter end;

(c)	copies of quarterly management accounts (to include a profit and loss account plus balance sheet) of CashEuroNet UK LLC no later than 60 days after the quarter end;

(d)	copies of any circular issued to shareholders or holders of loan capital if applicable; and

(e)	any other information which the Bank may request from time to time.
Conditions Precedent
The Facility will become available to the Borrower for drawing only upon receipt by the Bank of the following in form and substance satisfactory to the Bank:
(a)	a certified true copy of a resolution of the Borrower’s Board of Directors:
(i)	accepting the Facility and this offer on the terms and conditions stated within this Facility Letter;

(ii)	authorising a specified person, or persons, to countersign and return to the Bank the enclosed duplicate of this Facility Letter; and

(iii)	specifying the names of those officers of the Borrower whose instructions (jointly or alone) the Bank is authorised to accept in all matters concerning the Facility and this offer once accepted, and

(iv)	containing confirmed specimens of the signatures of those officers referred to in (ii) and (iii) above, if not already known to the Bank;
(b)	copies of all material authorisations required by the Borrower and CashEuroNet UK LLC to operate their businesses in the USA and in the United Kingdom;

(c)	fees due under the Facility Letter on the date of the signing of the Facility Letter or evidence that the fees due under the Facility Letter on the date of the first utilization of the Facility will be paid with the proceeds of the first advance;

(d)	a legal opinion of the legal adviser of the Borrower in the relevant jurisdiction in a form acceptable to the Bank covering the following matters: due incorporation and good standing, power and capacity of the Borrower, legal, valid and binding obligations under local law and pari passu ranking.
Governing Law
This facility letter shall be governed by and construed in accordance with English law.

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Service
The Bank is committed to provide the highest quality service to the Borrower. Should there be reason to complain, the Borrower may do so in person, in writing by post or e-mail or by telephone. Details of the Bank’s complaint handling procedures are available on request from any branch, Barclays Information Line on 0800 400 100 or www.barclays.co.uk.
The Borrower should contact the Bank if there are any terms of the Facility the Borrower wishes to discuss. Alternatively the Borrower may wish to seek independent advice to help the Borrower fully understand the Facility and implications of these terms.
Acceptance
If the Borrower wishes to accept this offer, this Facility Letter and the enclosed duplicate should be signed below by an uthorized officer on its behalf and the signed duplicate returned to the Bank. This offer will remain available for a period of one month from the date of this letter, after which it will lapse if not accepted.
Yours faithfully

/s/ David Simpson

For and on behalf of
BARCLAYS BANK PLC
DAVID SIMPSON
RELATIONSHIP DIRECTOR

Tel:	+44 20 7116 5352
Fax:	+44 20 7116 7643
E-mail:	david.f.simpson@barclayscorporate.com

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The Facility detailed above is accepted on the conditions stated:
For and on behalf of Cash America International Inc

/s/ Austin D. Nettle,	Vice President & Treasurer

/s/ J. Curtis Linscott	Executive Vice President & Secretary

__________________ Date

Where the Borrower is a company, this document is to be signed for and on behalf of the Borrower by a person or persons duly authorised. In other cases, where the Borrower comprises more than one person, all such persons (including all partners or trustees) must sign.

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